Exhibit 5.1

ATER WYNNE LLP

222 S.W. Columbia, Suite 1800

Portland, Oregon 97201

(503)226-1191 (phone)

(503)226-0079 (fax)

February 4, 2003

Board of Directors

FLIR Systems, Inc.

16505 SW 72nd Avenue

Portland, OR 97224

Gentlemen:

In connection with the registration of 1,500,000 shares of common stock, $0.01 par value (the “Common Stock”), of FLIR Systems, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on February 5, 2003, and the proposed offer and sale of the Common Stock pursuant to the terms of the FLIR Systems, Inc. 2002 Stock Incentive Plan (the “Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plan, when such shares have been delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

Very truly yours,

/s/    ATER WYNNE LLP

Ater Wynne LLP